UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2014 (March 7, 2014)

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Aviva Office Facility

On March 7, 2014, following the completion of its due diligence review of an office facility leased to Aviva Life & Pensions UK Limited located in Sheffield, United Kingdom (the “Aviva Property”), American Realty Capital Global Trust, Inc. (the “Company”) finalized the prerequisite conditions to acquire, and subsequently acquired, the fee simple interest in the Aviva Property through a wholly owned subsidiary of its operating partnership. Pursuant to the terms of the sale and purchase agreement dated January 21, 2014 (the “Agreement for Sale”), the obligations of which were assumed by the Company on March 7, 2014 from the parent of its sponsor, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the Aviva Property, among other conditions. The Agreement for Sale contains customary representations and warranties by the seller.

The description of the Aviva Property set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Aviva Office Facility

On March 7, 2014, the Company, through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in the Aviva Property for a contract purchase price of $52.5 million (based upon an exchange ratio of $1.67 to £1.00, as of the date of acquisition), exclusive of closing costs. The seller, Holaw (472) Limited, had no material relationship with the Company and the acquisition was not an affiliated transaction. The Company purchased the fee simple interest in the Aviva Property using (i) available cash on hand from the Company’s ongoing initial public offering in the amount of $26.3 million, and (ii) a loan of $26.2 million from the Royal Bank of Scotland International Limited, as described in Item 2.03 of this Current Report on Form 8-K.

The Aviva Property contains 131,614 rentable square feet and is 100% leased to Aviva Life & Pensions UK Limited. Aviva Life & Pensions UK Limited is a subsidiary of Aviva International Insurance Limited, a leading provider of life and general insurance in Europe that also guarantees the lease.

The original lease, as amended, has an approximately 36.5-year term which commenced in December 1992 and terminates in June 2029, with base rent increases every five years to the extent market rates are higher than the existing base rent. The lease is net whereby the tenant is required to pay substantially all operating expenses, including costs to maintain and repair the roof and structure, in addition to base rent. The annualized straight line rental income for the Aviva Property is $4.6 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Royal Bank of Scotland Loan

On March 7, 2014, the Company, through an indirect wholly owned subsidiary of its operating partnership, entered into a loan agreement (the “Aviva Loan”) with the Royal Bank of Scotland International Limited in the amount of $26.2 million (based upon an exchange rate of $1.67 to £1.00, as of the date of the acquisition of the Aviva Property) secured by the Aviva Property. The Aviva Loan provides for quarterly interest payments with all principal outstanding being due on the maturity date in March 2019. The Aviva Loan bears interest at a stated rate of 3.8%, fixed by an interest rate swap entered into with JPMorgan Chase Bank, N.A.

The Aviva Loan may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the lender has the right to terminate its obligations under the Aviva Loan and to accelerate the payment on any unpaid principal amount of the Aviva Loan.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary audited financial statements of the parent of the tenant and guarantor of the lease on the Aviva Property, Aviva International Insurance Limited, as described under Item 2.01 of this Current Report on Form 8-K.

The financial statements of Aviva International Insurance Limited can be obtained from Companies House and the following audited summary financial data regarding Aviva International Insurance Ltd are taken from such filings:

	Fiscal Year Ended December 31,
(Amounts in Millions)	2012 (Audited)	2011 (Audited)	2010 (Audited)
Income Statements
Income	£997	£1,941	£1,944
Expenses	(46)	(1,598)	(1,740)
Profit for the year after tax	952	364	239

(Amounts in Millions)	December 31, 2012 (Audited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)
Statements of Financial Position
Total assets	£16,203	£14,808	£21,278
Total liabilities	103	71	3,894
Total equity	16,100	14,737	17,384

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: March 12, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors